SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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OPENWAVE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1400 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 3, 2003

To the stockholders of Openwave Systems Inc.:

Notice Is Hereby Given that the Special Meeting of Stockholders of Openwave Systems Inc., a Delaware corporation (the “Company”), will be held on Wednesday, September 3, 2003, at 8:30 a.m. PDT at the Company’s offices located at 1400 Seaport Boulevard, Redwood City, California 94063 for the following purposes:

(1)    To approve each of the three forms of amendment to the Company’s Amended and Restated Certificate of Incorporation set forth at Appendices A-1, A-2, and A-3, to effect a reverse stock split of the Company’s common stock whereby each outstanding 3, 4, or 5 shares of common stock, as set forth in the particular form of amendment, would be combined and converted into one share of common stock; with the Board of Directors, in its discretion at any time prior to November 30, 2004, to select one of the three forms of amendment to effect and to abandon the other forms of amendment, or to select none of the forms of amendment and to abandon all of the forms, as permitted under Section 242(c) of the Delaware General Corporation Law.

(2)    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on July 28, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Steve Peters

Secretary

Redwood City, California

August 7, 2003

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also choose to vote by the Internet or by telephone. Please refer to the enclosed proxy card for instructions. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

OPENWAVE SYSTEMS INC.

1400 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

September 3, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Openwave Systems Inc., a Delaware corporation (the “Company”), for use at the Special Meeting of Stockholders to be held on Wednesday, September 3, 2003 at 8:30 a.m. PDT (the “Special Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company’s offices located at 1400 Seaport Boulevard, Redwood City, California 94063. The Company intends to mail this proxy statement and accompanying proxy card on or about August 7, 2003, to all stockholders entitled to vote at the Special Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company has hired Georgeson Shareholder to assist in the solicitation of proxies, which will be conducted by mail. The Company will bear all attendant costs, including the estimated proxy solicitation cost of less than $10,000 plus reasonable out-of-pocket expenses for this service. Telephone, Internet or personal solicitation by directors, officers or other regular employees of the Company may supplement original solicitation of proxies by mail. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on July 28, 2003 (the “Record Date”), will be entitled to notice of and to vote at the Special Meeting. At the close of business on July 29 2003, the Company had outstanding and entitled to vote approximately 181,307,108 shares of common stock.

Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

All votes will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The Inspector will also determine whether or not a quorum is present.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted, with respect to the item not marked, FOR approval of each of the three forms of amendment granting the Company’s Board of Directors to amend the Company’s Amended and Restated Certificate of

Incorporation to effect a reverse stock split of the Company’s common stock whereby each outstanding 3, 4 or 5 shares of common stock would be combined and converted into one share of common stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments as permitted under Section 242(c) of the Delaware General Corporation Law and as the proxy holders deem advisable on other matters that may come before the meeting.

The required quorum for the transaction of business at the Special Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting (the “Votes Cast”) with respect to such matter.

Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal. In the absence of controlling precedent to the contrary, Openwave intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Because Delaware law requires the proposal (the approval of discretionary authority to Openwave’s Board of Directors to amend Openwave’s Amended and Restated Certificate of Incorporation to effect a reverse stock split) to be approved by the holders of a majority of Openwave’s outstanding shares, and not merely the approval of a majority of the Votes Cast, broker non-votes will have the same effect as a vote against the proposal.

Voting Electronically via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card.

If your shares are registered in the name of a bank or brokerage firm, you have the option to vote your shares electronically over the Internet or by telephone. Please refer to your proxy card for instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 1400 Seaport Boulevard, Redwood City, California 94063, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1

APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

As of July 29, 2003, the Company’s aggregate market capitalization was approximately $658 million.

The Company had 181,307,108 shares of the Company’s common stock outstanding as of July 29, 2003, with a per share price on that date of $3.63. In order to reduce the number of shares of common stock outstanding, the Board of Directors has unanimously adopted a resolution seeking stockholder approval to grant the Board of Directors authority to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of the Company’s common stock. The amendments to the Amended and Restated Certificate of Incorporation that the Board of Directors approved and deemed advisable and for which it is seeking stockholder approval effect a reverse stock split of three-for-one, four-for-one, or five-for-one, with the specific amendment to be effected by the Board of Directors in its sole discretion at the time it elects to effect an amendment. Approval of each of the three forms of amendment would give the Board of Directors authority to effect an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the reverse stock split at any time it determined prior to November 30, 2004. In addition, approval of this reverse stock split proposal would also give the Board of Directors authority to decline to implement a reverse stock split prior to such date or at all.

If our stockholders approve each of the three forms of amendment and the Board of Directors decides to implement the reverse stock split, the Company will file a Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (as described below) which will effect a reverse split of the shares of the Company’s common stock then issued and outstanding at the ratio specified in such amendment. The reverse stock split, if implemented, would not change the number of authorized shares of common stock or preferred stock or the par value of the Company’s common stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such stockholder did immediately prior to the split.

Purpose

After the Company’s initial public offering of common stock in June 1999, the Company had over 31,000,000 shares of common stock outstanding. Since that time, market prices for stocks trading in the U.S. markets have generally declined. For example, the closing price for the S&P 500 Index has decreased from 1294.26 on June 1, 1999 to 982.32 on July 1, 2003. In addition, the number of shares of the Company’s common stock outstanding has grown larger. In order to reduce the number of shares of the Company’s common stock outstanding and thereby attempt to proportionally raise the per share price of the Company’s common stock, the Board of Directors believes that it is in the best interests of the Company’s stockholders for the Board of Directors to obtain the authority to implement a reverse stock split.

The Board of Directors also believes that a higher stock price may help generate investor interest in the Company and help the Company attract and retain employees and other service providers. The Board of Directors believes that institutional investors and investment funds are generally reluctant to invest in lower priced stocks. Accordingly, the Board of Directors concluded that reducing the number of outstanding shares of the Company’s common stock might be desirable in order to attempt to support a higher stock price per share based on the Company’s current market capitalization. In addition, the Board of Directors considered that the Company’s common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Certain investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. The Company is in full compliance with its Nasdaq National Market listing requirements and plans to keep its common stock listed on such market.

The Board of Directors believes that stockholder approval of each of the three forms of amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split with an exchange ratio of 3, 4 and 5 to one provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve the reverse stock split proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the Company and its stockholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific amendment to be effected. The Board of Directors will consider several factors in determining the appropriate amendment, if any, to be effected, including but not limited to, existing and expected marketability and liquidity of the Company’s common stock, prevailing market conditions, and the likely effect on the market price of the Company’s common stock. These determinations will be made by the Board of Directors to create the greatest marketability of the Company’s common stock based on prevailing market conditions at that time. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement a reverse stock split prior to November 30, 2004, the authority granted in this proposal to implement a reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the split is no longer in the best interests of the Company and its stockholders.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that the total market capitalization of the Company’s common stock after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Company’s common stock following the reverse stock split will either exceed or remain higher than the current per share market price.

There can be no assurance that the market price per new share of the Company common stock (the “New Shares”) after the reverse stock split will rise or remain constant in proportion to the reduction in the number of old shares of the Company common stock (the “Old Shares”) outstanding before the reverse stock split. For example, based on the market price of the Company’s common stock on July 29, 2003 of $3.63 per share, if the Board of Directors decided to implement the reverse stock split and effected the amendment with the reverse stock split ratio of three-for-one, there can be no assurance that the post-split market price of the Company’s common stock would be $10.89 per share or greater. Alternatively, based on the market price of the Company’s common stock on July 29, 2003 of $3.63 per share, if the Board of Directors decided to implement the reverse stock split and effected the amendment with the reverse stock split ratio of five-for-one, there can be no assurance that the post-split market price of the Company’s common stock would be $18.15 per share or greater. The following table illustrates the effects on the number of shares that would be outstanding if any of the three amendments is effected and possible market prices of our common stock assuming that the market price will change precisely in accordance with the multiple of the ratio of the particular amendment to be effected (based on a market price of $3.86 per share). Because many of our shares of common stock are held in “street name” we cannot determine precisely how many shares will receive a cash payment for any fractional shares and therefore cannot precisely determine the number of shares of common stock that would be outstanding following the adoption of a particular amendment.

Ratio	Shares Outstanding as of July 29, 2003	Approximate number of Shares Outstanding After Reverse Stock Split	Product of Reverse Split Ratio and Market Price as of August 7, 2003
Three for one	181,307,108	36,261,422	$11.58
Four for one	181,307,108	45,326,777	$15.44
Five for one	181,307,108	60,435,703	$19.30

Accordingly, the total market capitalization of the Company’s common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of the Company’s common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors and brokers or other individual investors.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors and brokers. Also, some existing investors may have some concerns regarding a reduced liquidity in the shares.

There can be no assurance that the reverse stock split will result in a per share price that will increase the Company’s ability to attract and retain employees and other service providers.

While the Board of Directors believes that a higher stock price may help the Company attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per share price that will increase the Company’s ability to attract and retain employees and other service providers. Also, some potential and existing employees may be discouraged by the lower number of compensatory shares or options to purchase shares that could result from the reverse stock split.

A decline in the market price for the Company’s common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Company’s common stock could be adversely affected following a reverse stock split.

The market price of the Company’s common stock will also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Company’s common stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of the Company’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

Corporate Matters.  If approved and effected, the reverse stock split would have the following effects:

•	depending on the particular amendment effected by the Board of Directors, if any, each of three (3), four (4) or five (5) Old Shares owned by a stockholder would be exchanged for one (1) New Share;

•	the number of shares of the Company’s common stock issued and outstanding would be reduced proportionately based on the reverse stock split ratio contained in the amendment selected by the Board of Directors;

•	based on the reverse stock split ratio contained in the amendment selected by the Board of Directors, proportionate adjustments would be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of the Company’s common stock, which would result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

•	a proportionate adjustment to the exercise price payable upon the exercise of the preferred share purchase rights granted to the stockholders of the Company pursuant to the Company’s Rights Agreement would be effected pursuant to the terms of the Rights Agreement based on the reverse stock split ratio selected by the Board of Directors;

•	the number of shares reserved for issuance under the Company’s existing stock option plans and employee stock purchase plans would be reduced proportionately based on the reverse stock split ratio contained in the amendment selected by the Board of Directors;

•	any obligation to issue stock options pursuant to an outstanding option exchange would be reduced proportionately based on the reverse stock split ratio contained in the amendment selected by the Board of Directors; and

•	any increase in the number of shares available for grant pursuant to the Company’s equity compensation plans would be reduced proportionately based on the reverse stock split ratio contained in the amendment selected by the Board of Directors.

If approved and effected, the reverse stock split will be effected simultaneously for all of the Company’s common stock and the ratio will be the same for all of the Company’s common stock. The reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company’s stockholders’ owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than up to 5 shares, depending on the ratio for the reverse stock split contained in the amendment effected by the Board of Directors. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Fractional Shares.  No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number for the reverse stock split ratio contained in the amendment effected by the Board of Directors will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of the Company’s common stock on the day immediately prior to the effective time of the reverse stock split, as reported on the Nasdaq National Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein. Any fractional shares that receive cash payment will be held by the Company as treasury shares.

As of July 28, 2003, we had 765 shareholders of record. Assuming the Board of Directors effects an amendment relating to a reverse stock split the number of shareholders of record will decrease by an immaterial number due to payments in lieu of fractional shares. We anticipate that less than approximately 0.25% of our common stock will receive a cash payment of shares, but because many of our shares of common stock are held in “street name” we cannot determine precisely how many shares will receive a cash payment.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests for which the Company does not have a proper address for a stockholder and where such sums are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

If approved and effected, the reverse stock split will result in some stockholders owning “odd lots” of less than 100 shares of the Company’s common stock. Brokerage commissions and other costs of transactions in odd lots may be somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Authorized Shares.  The reverse split will affect the issued and outstanding number of shares of Company common stock, not the authorized number of shares of Company common stock. Therefore, the proportion of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Company’s common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of July 29, 2003 the Company had 1,000,000,000 shares of common stock authorized and 181,307,108 shares of common stock issued and outstanding. After the reverse split, the Company will continue to have 1,000,000,000 shares of common stock authorized and 5,000,000 authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and the Company may issue such shares in financings or otherwise. If the Company issues additional shares, the ownership interest of holders of the Company’s common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of the Company’s common stock.

Accounting Matters.  The reverse stock split will not affect the par value of the Company’s common stock. As a result, as of the effective time of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the Company’s common stock will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s common stock will be restated because there will be fewer shares of the Company’s common stock outstanding.

Potential Anti-Takeover Effect.  Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company’s Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort to accumulate the Company’s shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend similar amendments to the Company’s Board of Directors and stockholders. Other than the reverse stock split proposal, the Company’s Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company’s Amended Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the stockholders approve each of the three forms of amendment to implement the reverse stock split and the Board of Directors decides to effect one of the amendments on or prior to November 30, 2004, the Company will file a Certificate of Amendment of the Amended and Restated Certificate of Incorporation (“Certificate”) with the Secretary of State of the State of Delaware to amend its existing Amended and Restated Certificate of Incorporation. The reverse stock split will become effective at the time specified in the Certificate, which is referred to below as the “effective time.” Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Certificate to effect the reverse stock split, if implemented by the Board of Directors, would be in substantially the form attached hereto as Appendix A-1, A-2 or A-3; provided, however, that the text of the form of Certificate attached hereto is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the insertion of the effective time.

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. The Company expects that its transfer agent, U.S. Stock Transfer Corporation will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal the Company sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Dissenters’ Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

The Company’s view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of all outstanding shares of the Company’s common stock entitled to vote on this proposal will be required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF EACH OF THE THREE FORMS OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SET FORTH AT APPENDICES A-1, A-2 AND A-3, TO EFFECT A REVERSE

STOCK SPLIT OF THE COMPANY’S COMMON STOCK WHEREBY EACH OUTSTANDING 3, 4, OR 5 SHARES OF COMMON STOCK, AS SET FORTH IN THE PARTICULAR FORM OF AMENDMENT, WOULD BE COMBINED AND CONVERTED INTO ONE SHARE OF COMMON STOCK; WITH THE BOARD OF DIRECTORS, IN ITS DISCRETION AT ANY TIME PRIOR TO NOVEMBER 30, 2004, TO SELECT ONE OF THE THREE FORMS OF AMENDMENT TO EFFECT AND TO ABANDON THE OTHER FORMS OF AMENDMENT, OR TO SELECT NONE OF THE FORMS OF AMENDMENT AND TO ABANDON ALL OF THE FORMS, AS PERMITTED UNDER SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW AND AS THE PROXY HOLDERS DEEM ADVISABLE ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of June 30, 2003 by: (a) each director; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of June 30, 2003, 181,244,485 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of June 30, 2003, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated, the address of each of the individuals named below is: c/o Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, California 94063.

The following table indicates those owners and their total number of beneficially-owned shares, including shares subject to options exercisable within 60 days of June 30, 2003:

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Donald J. Listwin(2)	5,341,191	2.9%
Alan J. Black(3)	738,935	*
Roger L. Evans(4)	310,511	*
Kevin J. Kennedy(5)	1,420,518	*
Harold L. Covert, Jr.(6)	0	*
Bo C. Hedfors(7)	25,250	*
Michael C. Mulica(8)	833,215	*
Bernard Puckett(9)	224,852	*
Allen E. Snyder(10)	686,855	*
Steve Peters(11)	449,233	*
All directors and executive officers as a group (10 persons)	10,030,560	5.5%
Perkins, Wolf, McDonnell & Company(12)	12,391,147	6.8%

*	Less than 1% of the outstanding shares of common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 181,244,485 outstanding shares on June 30, 2003, adjusted as required by rules promulgated by the SEC.
(2)	Includes 11,500 shares held by Baleri Fund, LLC, a limited liability company of which Mr. Listwin and his ex-wife are the sole members and 2,400 shares held in his children’s trusts. Also includes 3,864,592 shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 2003.
(3)	Includes 233,254 shares held by The Black Family Trust dated November 2001. Also includes 375,681 shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 2003.
(4)	Includes 5,132 shares held by Evans Children’s Trust u/a/d 12/20/93 and 200,000 shares held by The Roger L. Evans Revocable Trust dated December 16, 1999. Also includes 43,000 shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 2003.
(5)	Includes 5,400 shares held by Kevin J. Kennedy & Barbara A. Kennedy, Trustees of the Kennedy Family Trust under agreement dated November 19, 1998. Also includes 1,263,888 shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 2003.
(6)	Mr. Covert was granted options to purchase 60,000 shares when he joined the Board of Directors in April 2003. 25% of such options will vest after 12 months of service on the Board.
(7)	Includes 25,250 shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 2003.
(8)	Includes 799,541 shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 2003.
(9)	Includes 200,695 shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 2003.
(10)	Includes 381,943 shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 2003.
(11)	Includes 182,042 shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 2003.
(12)	Based on a Form 13G filed by Perkins, Wolf, McDonnell & Company on February 6, 2003.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Steve Peters

Secretary

August 7, 2003

APPENDIX A-1

FORM OF

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OPENWAVE SYSTEMS INC.

Steve Peters hereby certifies that:

1.    He is the duly elected and acting Secretary of Openwave Systems Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”).

2.    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

3.    The terms and provisions of this Certificate of Amendment of the Amended Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

4.    Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended such that the following paragraphs shall be inserted after the second paragraph thereof:

“(C)    Effective 12:01 a.m. on             , 200   (the “Effective Time”) each one (1) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one one-third of one (1) share of fully paid and nonassessable Common Stock of the Corporation (“New Common Stock”), subject to the treatment of fractional shares interests described below.

(D)    Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

(E)    No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Nasdaq National Market (or if such price is not available, then such other price as determined by the Board of Directors).”

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this              day of             , 200  .

Steve Peters, Secretary

APPENDIX A-2

FORM OF

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OPENWAVE SYSTEMS INC.

Steve Peters hereby certifies that:

1.    He is the duly elected and acting Secretary of Openwave Systems Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”).

2.    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

3.    The terms and provisions of this Certificate of Amendment of the Amended Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

4.    Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended such that the following paragraphs shall be inserted after the second paragraph thereof:

“(C)    Effective 12:01 a.m. on             , 200   (the “Effective Time”) each one (1) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one one-fourth of one (1) share of fully paid and nonassessable Common Stock of the Corporation (“New Common Stock”), subject to the treatment of fractional shares interests described below.

(D)    Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

(E)    No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Nasdaq National Market (or if such price is not available, then such other price as determined by the Board of Directors).”

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this              day of             , 200  .

Steve Peters, Secretary

APPENDIX A-3

FORM OF

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OPENWAVE SYSTEMS INC.

Steve Peters hereby certifies that:

1.    He is the duly elected and acting Secretary of Openwave Systems Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”).

2.    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

3.    The terms and provisions of this Certificate of Amendment of the Amended Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

4.    Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended such that the following paragraphs shall be inserted after the second paragraph thereof:

“(C)    Effective 12:01 a.m. on             , 200   (the “Effective Time”) each one (1) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one one-fifth of one (1) share of fully paid and nonassessable Common Stock of the Corporation (“New Common Stock”), subject to the treatment of fractional shares interests described below.

(D)    Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

(E)    No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Nasdaq National Market (or if such price is not available, then such other price as determined by the Board of Directors).”

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this              day of             , 200  .

Steve Peters, Secretary

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OPENWAVE SYSTEMS INC.

FOR A SPECIAL MEETING OF THE STOCKHOLDERS

AUGUST 7, 2003

The undersigned stockholder of Openwave Systems Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated August 7, 2003 and hereby appoints Donald J. Listwin and Steve Peters, and each of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Openwave Systems Inc. to be held on September 3, 2003 at 8:30 a.m., local time, at Openwave Systems’ principal executive office located at 1400 Seaport Boulevard, Redwood City, California 94063 U.S.A., and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF EACH OF THE THREE FORMS OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SET FORTH AT APPENDICES A-1, A-2 AND A-3, TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK WHEREBY EACH OUTSTANDING 3, 4, OR 5 SHARES OF COMMON STOCK, AS SET FORTH IN THE PARTICULAR FORM OF AMENDMENT, WOULD BE COMBINED AND CONVERTED INTO ONE SHARE OF COMMON STOCK; WITH THE BOARD OF DIRECTORS, IN ITS DISCRETION AT ANY TIME PRIOR TO NOVEMBER 30, 2004, TO SELECT ONE OF THE THREE FORMS OF AMENDMENT TO EFFECT AND TO ABANDON THE OTHER FORMS OF AMENDMENT, OR TO SELECT NONE OF THE FORMS OF AMENDMENT AND TO ABANDON ALL OF THE FORMS, AS PERMITTED UNDER SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW AND AS THE PROXY HOLDERS DEEM ADVISABLE ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

1.    TO APPROVE EACH OF THE THREE FORMS OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SET FORTH AT APPENDICES A-1, A-2 AND A-3, TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK WHEREBY EACH OUTSTANDING 3, 4, OR 5 SHARES OF COMMON STOCK, AS SET FORTH IN THE PARTICULAR FORM OF AMENDMENT, WOULD BE COMBINED AND CONVERTED INTO ONE SHARE OF COMMON STOCK; WITH THE BOARD OF DIRECTORS, IN ITS DISCRETION AT ANY TIME PRIOR TO NOVEMBER 30, 2004, TO SELECT ONE OF THE THREE FORMS OF AMENDMENT TO EFFECT AND TO ABANDON THE OTHER FORMS OF AMENDMENT, OR TO SELECT NONE OF THE FORMS OF AMENDMENT AND TO ABANDON ALL OF THE FORMS, AS PERMITTED UNDER SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW.

          ☐    FOR                                          ☐    AGAINST                                 ☐    ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Dated: , 2003

Signature

Signature

VOTE BY INTERNET—www.Proxyvoting.com/opwv

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-888-426-7035

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.